Exhibit 10.16
July 19, 2023
Christopher Synek
Dallas, TX
Dear Chris:
We are pleased to extend this offer of employment with Aramark as Chief Operating Officer, Aramark Uniform Services. We are looking forward to having you on the team!
In this role, you will be a member of the Executive Team, you will be among the leaders who have the most impact on leading Aramark Uniform Services to achieve our business objectives.
Please see the enclosed Executive Package Enclosures that follows this letter (the “Offer Letter”) for a complete list of materials you are receiving, with instructions and deadlines for those materials requiring your signature and those that must be returned to us.
In particular, you will want to immediately review:
•Offer Detail Summary highlighting the specifics associated with the offer and setting forth additional terms and conditions incorporated by reference in this Offer Letter.
•Aramark Corporation Agreement Relating To Employment And Post-Employment Competition (the “Agreement”). Your employment as an Executive member is contingent upon execution of this Agreement.
This package also includes materials that describe a full range of programs for which you would be eligible as an Executive member:
•Cash compensation, comprising salary and target bonus
•Equity Incentives,
•Benefits and Perquisites
This job offer is contingent on the successful completion of our background & reference checking process, which includes a pre-employment drug screening, verification of information provided by you in connection with your application for employment, and multiple positive reference checks.
You will be required at all times to comply with Aramark’s policies, including its Business Conduct Policy. Your incentive compensation, including both cash bonus and incentive stock awards, will be subject to Aramark’s Incentive Compensation Recoupment Policy, a copy of which is included in the Executive Package Enclosures. During the course of your employment with Aramark, you will receive information and documents from

Aramark containing confidential, proprietary trade information concerning Aramark’s business and business relationships (“Proprietary Information”). By accepting this position, you agree that at no time while employed by Aramark, or after your employment with Aramark has ended for any reason, will you use or disclose such confidential, proprietary information to any person, firm or entity not affiliated with Aramark.
You will be a considered a Covered Aramark Employee for purposes of the Political Contributions Policy. This means you must obtain pre-approval from Government Affairs Compliance before you, your spouse / domestic partner, and/or dependent child make political contributions. As part of the onboarding process, you will receive additional information and training regarding your obligations under the Political Contributions Policy.
By signing this letter and accepting Aramark’s offer of employment, you are agreeing that (1) you have disclosed to Aramark the existence and nature of any obligations you owe to any prior employers, including any agreements that restrict your ability to compete with your prior employers or to solicit their clients, customers, or employees, (2) your employment with Aramark will not violate any of your post-employment obligations to your prior employers, and (3) you will not use or disclose any of your prior employers’ confidential or proprietary information or trade secrets in the course of your employment with Aramark, unless such information is readily available to the public.
At the end of your employment with Aramark, you will return to Aramark all such Proprietary Information, including, but not limited to, all manuals, client lists, and training and policy materials, as well as all Aramark property.
Your employment will be “at-will.” This means you are free to terminate your employment at any time, for any reason, with or without notice, and Aramark possesses these same rights to terminate your employment. At-will employment also means that Aramark may change the terms of employment, such as promotion, demotion, discipline, transfer, compensation, benefits, duties, and location of work, at any time, with or without notice.
This offer letter, the Aramark Agreement, and the Offer Detail Summary, set forth the entire understanding of the parties with respect to all aspects of the offer. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this offer letter, the Aramark Agreement, and the Offer Detail Summary.
If you have any questions, or if I may be of any help to you, please do not hesitate to contact me. Congratulations!

Sincerely,
Kim Scott
President & CEO, Aramark Uniform Services
Please sign and date below acknowledging that you have received this letter and accepted our employment offer.

Accept:	Christopher R. Synek
(Please Print Name)

	/s/ Christopher R. Synek	July 28, 2023
	(Please Print Name)	Date

Chris Synek
Offer Detail Summary
July 19, 2023

Title:	Chief Operating Officer, Aramark Uniform Services
Level:	Executive, Band 2
Reports To:	Kim Scott, President & CEO, Aramark Uniform Services
Effective Date:	TBD
Location:	Dallas, TX
Base Salary:	$600,000
Bonus:	You will be eligible to participate in Aramark’s Management Incentive Bonus (MI6) Plan for Fiscal Year 2024. As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of Aramark and your performance measured against certain annual financial and non-financial goals. The current guideline for your position is a target bonus of 75% of base salary.
Equity Incentives:	Annually starting in Fiscal Year 2024, we will recommend that you be awarded equity grants of $1,250,000, subject to the approval of the applicable Board of Directors or the appropriate committee thereof. In addition, following the spin-off of Aramark Uniform Services, we will recommend that, subject to the approval of the Board of Directors of Aramark Uniform Services as a standalone public company (“SpinCo”), you will be awarded a sign-on grant of SpinCo equity awards valued at $1,250,000, to be granted as soon as reasonably practicable after the completion of the spin-off.
The actual terms and conditions of the equity awards, including the vesting terms, will be set forth in the award and grant details for each such instrument that will be provided to you electronically following the grant.
All performance-based compensation is subject to the provisions of Aramark’s Incentive Compensation Recoupment Policy.
Benefits:	You will be eligible to participate in the standard Aramark Benefits Program, as well as the Benefits/Perquisites Programs in place for Executive members, which are subject to change from time to time.
Financial Planning:	You will be reimbursed up to a maximum of $7,500 for financial planning services. Services from a Certified Financial Planner and qualified Tax Advisor are eligible for reimbursement. These may include personal tax assistance & financial planning, portfolio review, assessment and management, and estate planning.
Auto Allowance:	You will be eligible to receive an auto allowance of $1,100 per month. This amount is subject to all applicable withholding taxes.
Vacation:	4 weeks